EXHIBIT 6.3

     THIS  AGREEMENT  made and dated for reference  the 17th day of July,  1996.
BETWEEN:

     ADVANCED GAMING TECHNOLOGY, INC., a company incorporated pursuant to the laws of the State of Wyoming and having an office at 2482 - 650 West Georgia Street, Vancouver, British Columbia, V6B 4N9;

     ("AGTI")

                                                               OF THE FIRST PART

AND:

     FORTUNE ENTERTAINMENT CORPORATION, a company incorporated pursuant to the laws of the Bahamas, c/o 1600 - 609 Granville Street, Vancouver, British Columbia V7Y 1C3;

     ("FEC")

                                                              OF THE SECOND PART


WHEREAS AGTI has varying interests in certain gaming ventures in China the Philippines, the United States and the United Kingdom;

AND WHEREAS FEC desires to acquire from AGTI certain interests in AGTI's interests in those gaming ventures;

     NOW THEREFORE THIS AGREEMENT WITNESSETH and in consideration of the mutual premises and covenants and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by AGTI, the parties hereto hereby agree as follows:

     1. AGTI hereby grants to FEC the right to acquire an interest in various gaming ventures in which AGTI has an interest including, but not limited to, the following:

     a) AGTI grants to FEC the right to acquire 50% of AGTI's interest in each and every gaming project in the People's Republic of China ("PRC"), with all future costs and liabilities of each such project in which FEC acquires an interest to be assumed pro-rate by AGTI and FEC to the extent of their respective interests in such projects. The consideration for this right and

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          for FEC to acquire a fully paid up 50% interest in AGTI's  interest in the slot parlor currently under construction in Kaikou, Kainan Island, PRC shall be the amount of $250,000 U.S. payable on or before July 31, 1996. FEC may acquire a 50% interest in AGTI's interest in each additional slot parlor project in the PRC by payment to AGTI of $250,000 (U.S.) in respect of each such project, said amount to be paid following receipt by FEC of a properly executed Joint Venture Agreement with the Chinese party (it being acknowledged that prior to making the payment FEC will have a reasonable period of time to conduct a legal due diligence review of the Joint Venture Agreement). When all payments made to AGTI by FED under this section 1(a)
          (excluding FEC's pro-rate) share of costs and liabilities) total $2,000,000 U.S., FEC shall thereafter automatically receive 50% of AGTI's interest in each and every project in the PRC, subject to FEC paying its pro-rata share of all costs and liabilities of each project. FEC shall have the right to appoint one representative to the board of directors of each joint venture for every two directors appointed by AGTI, but shall nonetheless have a minimum of one director on the board of directors for each joint venture project. All revenues payable to FEC will be paid monthly;

     (b) AGTI grants to FEC the right to purchase up to a 25% interest in AGTI's interest in AGTI's slot parlor projects in the city of Pasay, Philippines. The "Pasay project" entails the installation and operation of up to 4,000 slot machines. FEC may acquire 25% of AGTI's interest in each slot machine by paying AGTI:

          (i) $250 U.S. for each slot machine in which FEC desires to acquire an interest payable upon documented proof of shipment; provided that

          (ii) FEC shall receive a minimum of a 20% interest in the complete project involving 4,000 slot machines and any other gaming machines installed in the city of Pasay in which AGTI derives an interest upon aggregate payment of a total of $1,000,000 U.S. by FEC to AGTI pursuant to section 1(b)(i) of this Agreement;

          FEC will also pay its pro rata share of all future costs and liabilities in respect of the projects and slot machines in which it acquires and interest. All revenues will be paid to FEC on a monthly basis;

     (c) (i) AGTI grants to FEC the right to participate in revenue received from the leasing of the first 3,000 in-house account Max Lite handsets. In order to exercise the right, FEC shall pay AGTI the sum of $1,000,000 U.S. as to $350,000 U.S. on or before

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          September  30,  1996 and the  balance of  $650,000  U.S.  on or before
          December 1, 1996. Upon FEC exercising the right.

          A. AGTI will pay FEC $1.25 U.S. per day per handset during the first year from the date of exercise of the right based on a 6-day week, 52 weeks per year (312 days);

          B. AGTI will pay to FEC $0.75 U.S. per day per handset during the second year from the date of exercise of the right based upon a 6-day week. 52 weeks per year (312 days);

          C. AGTI will pay to FEC $0.25 U.S. per day per handset during the third year from the date of exercise of the right based upon a 6-day week, 62 weeks per year (312) days); and

          D. AGTI will pay FEC $0.25 U.S. per day per handset during the fourth year from the date of exercise of the right based upon a 6-day week, 52 weeks per year (312 days);

          AGTI will guarantee full payment on a monthly basis and hereby agrees to a late payment charge of 18% annually;

          FEC shall be able to exercise the right on a lesser number of handsets
          than  the  3,000  referred  to  in  section   1(c)(i)  with  pro  rate
          adjustments in the revenue and exercise price, and

     (d) AGTI grants to FEC the right to acquire up to a 15% carried interest in AGTI's interest in Bingo Projects currently being developed by AGTI in the United Kingdom. The payment for the 15% interest shall be the sum of $600,000 U.S. payable on or before September 15, 1996. FEC must also pay its pro rata share of all future costs and liabilities of the Bingo Projects. AGTI will grant to FEC the right to acquire a minimum 15% carried interest in AGTI's interest in Bingo Projects in the European Economic Community and South America under terms and conditions to be negotiated in good faith between the parties;

     (e) AGTI grants to FEC the right to acquire an 18.75% interest in AGTI's interest in the development and marketing of the Sega Sonic Bingo game. In order to exercise the right FEC must pay to AGTI the sum of $750,000 U.S. on or before September 30, 1996. FEC must also pay its pro rata share of all future costs and liabilities in respect of the development and marketing of the Sega Sonic Bingo game; and

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

     (f) AGTI grants to FEC the right to acquire a 50% interest in AGTI's interest in the Sega Royal Ascot, Craps & Golden Knight entertainment units at a price of approximately $375,000 U.S. for every unit installed. In order to exercise the right FEC must pay its pro rata share of AGTI's costs at the time of the purchase order being issued to Sega.

     AGTI acknowledges receipt from FEC of a non-refundable deposit in the amount of $289,000 U.S. The sum of $289,000 U.S. hereby paid shall be applied to the right payments required to be made by FED under section 1(a) above, or as otherwise directed by FED.

     3. FEC and AGTI agree to enter into a formal agreement (the "Formal Agreement") to be negotiated between the parties embodying the following terms:

     (a) right of first refusal to acquire each other's interests in the various projects;

     (b) restrictions or assignments and transferability of the parties' interests in the various projects;

     (c)  default provisions;

     (d) representations and warranties by the parties as to corporate power and authority to enter into the Formal Agreement, AGTI's ownership of an interest in the various projects and its right to transfer a portion of its interest to FEC; and

     (e)  such  other  terms  and  provisions  as  are  commonly   contained  in
          agreements of the nature of the Formal Agreement.

     4. The parties agree that the funds which are advanced for the specific projects shall be used substantially to fund the specific project for which they were advanced and that separate accounting will be maintained for each project and that the accounting will be made available to both parties on a timely basis, in no event longer than 30 days after each month end. FEC shall have the right to examine the accounting for all projects in which FEC has invested monies and shall be permitted full access to all records upon giving 14 days notice to AGTI or AGTI's joint venture partner. The parties further acknowledge that each of the rights set forth in sections 1(a) - 1(e) hereof is a separate right and the exercise of any particular right is not dependent on the exercise of any other right.

     5. AGTI hereby represents and warrants to FED that it has the full corporate power and authority to enter into this Agreement and to consummate the transactions

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

contemplated hereby and that there are no restrictions on AGTI's ability to grant the rights to FEC described herein and to transfer its interests to FEC in the event FEC exercises such rights.

     6. If either party is in default of any provision of this Agreement, it will not lose the reasonable steps to any of its rights hereunder, and this Agreement may not be terminated unless the non-defaulting party has first given written notice to the defaulting party specifying the nature of the default and the defaulting party has failed to cure the default or to cure the default within 30 days of receipt of such notice.

     7. In the even the parties are unable to agree on the terms of a Formal Agreement on or before the expiration of 90 days from the date of this Agreement, this Agreement shall constitute a final and binding agreement between the parties.

     8. For purposes of this Agreement, all references to AGTI shall be deemed to include AGTI and any other company with which it is affiliated within the meaning of section 1(3) of the Securities Act (British Columbia), as amended.

     9. This Agreement enures to the benefit of and is binding upon the parties and their respective successors and assigns.

     10. This Agreement supersedes and replaces all previous agreements between the parties in respect of the subject matter hereof.

     11. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia.

     IN WITNESS WHEREOF the parties hereof have executed this Agreement effective as of the day and year first above written.


THE COMMON SEAL OF                                   )
ADVANCED GAMING TECHNOLOGY                           )
INC. was hereunto affixed in the                     )
presence of:                                         )
___________________________________________________  )                 c/s
Authorized Signatory


BRYAN DEAR ON behalf of                              )
FORTUNE ENTERTAINMENT                                )
CORPORATION                                          )
___________________________________________________  )                 c/s
Authorized Signatory

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